As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2334820 (I.R.S. employer identification no.)

One AAR Place

1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(Address of principal executive offices, including zip code)

AAR CORP. 2013 Stock Benefit Plan

(Full title of the plan)

Robert J. Regan
Vice President and General Counsel
AAR CORP.
One AAR Place

1100 N. Wood Dale Road
Wood Dale, Illinois 60191
(Name and address of agent for service)

(630) 227-2000
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive
66th Floor
Chicago, Illinois 60606
(312) 258-5670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐ Do not check if a smaller reporting	Smaller reporting company	☐
company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $.01 per share (including Common Stock Purchase Rights)(1)	2,500,000	(2)	$28.85	(3)	$72,125,000	(3)	$9,290	(3)

(1)                                 Each share of Common Stock includes one related Common Stock Purchase Right. The Rights currently are not evidenced by separate certificates and may not be transferred except upon transfer of the related shares. The value attributable to the Common Stock Purchase Rights is reflected in the market price of the Common Stock.

(2)                                 Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)                                 Estimated on the basis of $28.85 per share, the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 23, 2013 solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by AAR CORP. (the “Registrant”) are incorporated herein by reference:

(1)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013;

(2)           All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, since May 31, 2013;

(3)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Securities and Exchange Commission on July 29, 1987 and October 20, 1987; and

(4)                                 The description of the Registrant’s Common Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange on July 13, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Registrant by Robert J. Regan, Vice President and General Counsel of the Registrant.  As of October 15, 2013, Mr. Regan holds a total of 98,598 shares of Common Stock (of which 20,994 are vested and 77,604 are unvested) and 149,077 options to acquire shares of Common Stock.

Item 6.     Indemnification of Directors and Officers.

Article Fourteenth of AAR CORP.’s Restated Certificate of Incorporation provides that no director of AAR CORP. shall have personal liability to AAR CORP. or its stockholders for monetary damages for breach of fiduciary duty as a director, but this provision does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to AAR CORP. or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (d) for any transaction from which the director derived an improper personal benefit.

Reference is made to Section 145 of the DGCL, which provides for indemnification of directors and officers in certain circumstances.  Section 145 empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Article Fifteenth of AAR CORP.’s Restated Certificate of Incorporation provides for indemnification of AAR CORP’s officers and directors (and those serving in such capacity with another corporation at the request of AAR CORP.) to the fullest extent provided by the DGCL and other applicable laws as currently in effect and as they may be amended in the future.

AAR CORP. has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of AAR CORP against amounts which such persons must pay resulting from claims made against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

AAR CORP. has entered into Indemnification Agreements with each of its directors and executive officers containing, among other things, provisions similar to those in AAR CORP.’s Restated Certificate of Incorporation, including provisions requiring indemnification to the full extent permitted by the DGCL and the prompt advancement of expenses under certain circumstances.  In addition, the Indemnification Agreements require AAR CORP. to maintain directors’ and officers’ liability insurance at specified levels, subject to certain exceptions, and, if such coverage is not maintained, to indemnify the directors and executive officers to the full extent of such coverage.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.     Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in  reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this 25th day of October, 2013.

AAR CORP.

By:	/s/ David P. Storch
David P. Storch
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of AAR CORP., a Delaware corporation, hereby constitutes and appoints David P. Storch, John C. Fortson and Robert J. Regan, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed effective October 25, 2013 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David P. Storch	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	October 25, 2013
David P. Storch

/s/ Timothy J. Romenesko	President and Chief Operating Officer; Director	October 25, 2013
Timothy J. Romenesko

/s/ John C. Fortson	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 25, 2013
John C. Fortson

/s/ Michael J. Sharp	Vice President and Controller (Principal Accounting Officer)	October 25, 2013
Michael J. Sharp

/s/ Anthony K. Anderson	Director	October 25, 2013
Anthony K. Anderson

/s/ Norman R. Bobins	Director	October 25, 2013
Norman R. Bobins

/s/ Michael R. Boyce	Director	October 25, 2013
Michael R. Boyce

/s/ Ronald R. Fogleman	Director	October 25, 2013
Ronald R. Fogleman

/s/ James E. Goodwin	Director	October 25, 2013
James E. Goodwin

/s/ Patrick J. Kelly	Director	October 25, 2013
Patrick J. Kelly

/s/ Peter Pace	Director	October 25, 2013
Peter Pace

/s/ Marc J. Walfish	Director	October 25, 2013
Marc J. Walfish

/s/ Ronald B. Woodard	Director	October 25, 2013
Ronald B. Woodard

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K dated July 22, 2004).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 11, 2008).

4.1	AAR CORP. 2013 Stock Benefit Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement dated August 30, 2013).

4.2

Rights Agreement between the Registrant and Computershare Trust Company, dated July 11, 2007 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated July 12, 2007).

5	Opinion of Robert J. Regan

23.1	Consent of KPMG LLP.

23.2	Consent of Robert J. Regan (contained in the Opinion filed as Exhibit 5).

24	Power of Attorney (set forth on the signature page).